Exhibit 99.1

Press Release

TUT SYSTEMS TO ACQUIRE VIDEOTELE.COM

Acquisition Expands Tut Systems’ Digital Video Strategy
by Adding the Market Share Leader in Digital Headends

PLEASANTON, Calif., Oct. 28, 2002—Tut Systems, Inc. (Nasdaq: TUTS) announced today that it has signed a definitive agreement with Tektronix (NYSE: TEK) to acquire VideoTele.com, a subsidiary of Tektronix, Inc. The combined company will deliver digital headend and high-capacity digital video switching products for telecommunication service providers. Tut Systems will also capitalize on VideoTele.com’s industry leading video trunking solutions and its own broadband data transport products for government, education and private campus environments.

The merger, which was approved by the boards of Tektronix and Tut Systems, is expected to close in November 2002. Under the terms of the agreement, Tektronix will receive 19.9% of Tut Systems’ common stock and a five-year note as total consideration for VideoTele.com. The total transaction value is estimated to be approximately $7 million. The value of the common stock consideration will be determined by computing the average closing price of Tut Systems stock from October 28, 2002 through November 29, 2002, a period of 32 days. The value of the note shall be the difference between the final transaction value and the value of the common stock, as determined by the average closing price.

For the fiscal year ended May 31, 2002, VideoTele.com had unaudited revenues of approximately $24.7 million, and for the fiscal quarter ended August 31, 2002, unaudited revenues were approximately $4.9 million.

“I’m very excited about our ability to leverage a growing revenue base from video surveillance, distance learning and digital entertainment today and the promise of what our integrated technology leadership will deliver tomorrow,” commented Sal D’Auria, who will continue as president and CEO of Tut Systems post-acquisition. “By partnering together, Tut and VideoTele.com have recognized that our products and technology remove key barriers to the rapid deployment of video services by public carriers. This acquisition positions us well to focus efforts on the delivery of video from the headend to the access network.”

“This acquisition provides significant market leverage for both parties,” said Douglas Shafer, CEO of VideoTele.com. “The combination of VideoTele.com’s Astria™ platform and Tut’s new IntelliHUB 8200 create an unparalleled value proposition for public carriers, from IOCs to RBOCs and PTTs. Together these products provide a systems solution representing a new economic equation for delivering high-quality video services over broadband access networks. We look forward to continuing our strong partnerships with leading broadband access network vendors.”

Tut will host a conference call at 2 p.m. Pacific Time today, Monday, October 28, 2002. The call can be accessed by dialing 800-939-8871 at least 5 minutes before start time or via the website at http://www.tutsystems.com. International participants may dial +1-706-643-1559. For callers within the United States accessing the conference call replay, please dial 800-642-1687, conference identification #6386713. International participants may dial +1-706-645-9291, conference identification #6386713. The replay will be available from 5 p.m. Pacific Time, October 28, 2002, through 5 p.m. Pacific Time, November 29, 2002, and will be available at http://www.tutsystems.com

About Tut Systems

Tut Systems, Inc. (Nasdaq: TUTS) is the leading provider of next-generation, full-service systems optimized for provisioning broadband services within neighborhood (NDUs) and multi-tenant unit properties (MTUs). Tut’s full service gateways combine advanced technology in multi-layer real-time content switching, high-speed packet forwarding and MTU- and NDU-tuned transmission lines. Tut’s systems use the existing copper wiring in buildings to simultaneously deliver multiple broadband services such as interactive digital broadcast services and video-on-demand services (VOD) as well as advanced data, Internet access, and high-quality voice services.

Tut’s product line turns multiple edges of the network into the point of presence (POP) and intelligent edge of a service provider’s network—enabling Service Centric Networking, the ability to define, create and control an unlimited array of broadband services dynamically customized by application and by user. With Tut’s IntelliPOP™ platform, powered by Tut’s Signature Switch™ technology, Tut offers service providers the broadest range of full service systems in the industry—enabling a high rate of return on fiber and copper infrastructure investments.

More information on Tut and its products, including international availability, can be found at http://www.tutsystems.com, or by contacting Tut’s US headquarters in Pleasanton, California, at +1-925-460-3900 or 800-998-4888. Investor queries should be directed to 800-486-1241.

About VideoTele.com

VideoTele.com, Inc., a subsidiary of Tektronix, Inc, offers Digital Headend solutions enabling home entertainment delivery via the broadband Internet. Building on 20 years of experience in video over telecommunications networks, VideoTele.com assists broadband providers with innovative products, strategic consulting, and premier performance in system integration and support. VideoTele.com’s Digital Headend solutions are used today by both domestic and international broadband providers committed to growing revenues by delivering broadband home entertainment packages over Full Service Networks. Headquartered in Lake Oswego, Oregon, U.S.A., VideoTele.com has offices in Chicago, U.S.A., the United Kingdom and China.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for Tut Systems, Inc.:

Various matters set forth in this press release are forward-looking statements, including, without limitation, statements relating to the definitive agreement between Tut and Tektronix, as to which there is no assurance Tut and Tektronix will complete the transaction and the performance and capabilities of IntelliHUB 8200. These statements are subject to many risks and uncertainties that could cause actual results to vary, including, without limitation, (1) the following risks associated with the acquisition: (a) Failure to complete the transaction due to the failure to satisfy conditions for closing, (b) conditions in the financial markets relevant to the proposed acquisition, (c) the failure to achieve expected synergies and efficiencies of operations, (d) the risk of price fluctuation, (e) loss of major customers, (f) the ability to manage business integration, (g) risks associated with international sales and (h) operations and environmental regulations, and (2) the following risks associated with the IntelliHUB 8200: the price, performance and reliability of IntelliHUB; the failure and/or inability of service providers to install and/or utilize IntelliHUB; the impact and pricing of competing technologies; and the introduction of alternative technological solutions. In addition, because IntelliHUB is a new product, Tut faces significant risks associated with the launch of this new product, including, without limitation, delays in shipping, software defects, delays in product hardware and software testing, and production delays in building the products. Other risks regarding Tut’s forward-looking statements are detailed from time-to-time in Tut’s SEC filings and Reports, including, for example, its Form 10-K for the year ended December 31, 2001.

Corporate Contact:

Randy Gausman
Tut Systems, Inc.
(925) 460-3900
info@tutsys.com

Media Relations Contact:

Lisa Hawes
Sterling Communications, Inc.
(408) 395-5500
lhawes@sterlingpr.com